Exhibit 99.1
News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com
H&E Equipment Services Reports First Quarter 2009 Results
BATON ROUGE, Louisiana — (May 6, 2009) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the first quarter ended March 31, 2009.
FIRST QUARTER 2009 SUMMARY
•	Revenues decreased 24.2% to $186.2 million versus $245.8 million a year ago.

•	EBITDA (as defined below) decreased 32.5% to $38.1 million, or a 20.4% margin, compared to $56.4 million, or a 22.9% margin, a year ago.

•	Income from operations decreased 57.6% to $11.1 million compared to $26.2 million a year ago.

•	Net income was $2.2 million, or $0.06 per diluted share, compared to $10.2 million, or $0.28 per diluted share, a year ago.
“The economic environment remained very weak during the first quarter, but despite these challenging conditions, H&E Equipment generated profits,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “We achieved significant progress during the quarter to scale our business and to adapt to the current market conditions, including a 16.1% decrease in selling, general and administrative costs compared to a year ago. We continue to downsize our fleet and operations based on current demand and the anticipation that the environment persists for the remainder of the year. The first quarter is historically our softest period of the year. In view of seasonality, combined with the substantial economic pressure, we are pleased with our performance.”
“From our customers’ perspective, the current environment remains challenging as lending remains virtually frozen for construction projects,” added Engquist. “Some indicators are predicting an improvement in lending and economic conditions later this year. We are hopeful this will indeed occur and translate into construction dollars beginning to flow once again. Our focus on the industrial sector has and continues to be beneficial to our business, but no industry is proving immune to the current economy. Until a recovery begins, we remain focused on managing our assets and cash generation.”
“Our ability to remain profitable during the worst environment we have ever faced is a testament to our integrated business model,” commented Leslie Magee, H&E Equipment Services’ chief
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H&E Equipment Services Reports First Quarter 2009 Results

May 6, 2009
financial officer. “During the first quarter, the industry continued to experience tremendous rate and pricing pressure as our rental rates decreased 9.9%. As a result of the current market conditions, we continue to protect our balance sheet by extracting costs from our business. During the first quarter, we reduced rental fleet spending to result in negative net rental cap-ex, reduced our employee base an additional 3% and cut back on overall operating costs. Subsequently, we completed another workforce reduction of similar magnitude during the first part of the second quarter. As a result, our liquidity remains strong with $244 million availability under our senior secured credit facility. We expect availability under this facility to continue to increase as we progress through the year.”
FINANCIAL DISCUSSION FOR FIRST QUARTER 2009:
Revenue
Total revenues decreased 24.2% to $186.2 million from $245.8 million in the first quarter of 2008. Equipment rental revenues decreased 22.1% to $55.5 million compared with $71.2 million in the first quarter of 2008. New equipment sales decreased 16.1% to $64.1 million from $76.4 million in the first quarter of 2008. Used equipment sales decreased 61.1% to $16.1 million compared to $41.4 million in the first quarter of 2008. Parts sales decreased 10.0% to $26.0 million from $28.9 million in the first quarter of 2008. Service revenues decreased 6.8% to $15.5 million compared to $16.6 million a year ago.
Gross Profit
Gross profit decreased 30.8% to $50.3 million from $72.7 million in the first quarter of 2008. Gross margin was 27.0% for the quarter ended March 31, 2009 as compared to 29.6% for the quarter ended March 31, 2008. The reduced gross margin percentage in the current quarter is primarily due to lower gross margins from the rental operations and used equipment sales.
On a segment basis, gross margin on rentals decreased to 36.7% from 46.3% in the first quarter of 2009 due to declines in rental rates and time utilization. On average, rental rates declined 9.9% as compared to the first quarter of 2008. Time utilization decreased to 56.1% from 64.5% a year ago.
Gross margin on new equipment sales was 13.6% as compared to 14.2% in the first quarter a year ago. Gross margin on used equipment sales decreased to 21.2% from 25.3% a year ago. Gross margin on parts sales decreased to 28.8% from 29.9%. Gross margin on service revenues of 63.1% was consistent with the prior year.
Rental Fleet
At the end of the first quarter of 2009, the original acquisition cost of the Company’s rental fleet was $763.2 million, down $35.6 million from $798.8 million at the end of the first quarter of 2008 and down $22.4 million from $785.6 million at the end of 2008. Dollar utilization was 28.7% compared to 35.5% for the first quarter of 2008. Dollar returns decreased reflecting lower year-over-year average rental rates and lower time utilization.
Selling, General and Administrative Expenses
SG&A expenses for the first quarter of 2009 were $39.1 million compared with $46.7 million last year, a $7.6 million, or 16.1%, decrease. The decrease was primarily attributable to lower wages, incentive pay, benefit and employee-related costs as a result of recent workforce reductions. For the first quarter of 2009, SG&A expenses as a percentage of total revenues were 21.0% as compared to 19.0% a year ago.
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H&E Equipment Services Reports First Quarter 2009 Results

May 6, 2009
Income from Operations
Income from operations for the first quarter of 2009 decreased 57.6% to $11.1 million, or an operating margin of 6.0%, compared with $26.2 million, or an operating margin of 10.7%, a year ago.
Interest Expense
Interest expense for the first quarter of 2009 decreased $2.0 million to $8.2 million from $10.2 million a year ago primarily due to lower average interest rates, debt under the senior secured credit facility and floor plan payable outstandings.
Net Income
Net income was $2.2 million, or $0.06 per diluted share, compared to $10.2 million, or $0.28 per diluted share a year ago. The effective income tax rate decreased to 30.8% compared to 37.1% a year ago.
EBITDA
EBITDA for the first quarter of 2009 decreased $18.3 million to $38.1 million compared to $56.4 million a year ago. EBITDA, as a percentage of revenues, was 20.4% compared to 22.9% a year ago.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss first quarter results today, May 6, 2009, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1380 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on May 6, 2009, and will continue through May 14, 2009, by dialing 719-457-0820 and entering confirmation code 8019346.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on May 6, 2009, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 62 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides
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H&E Equipment Services Reports First Quarter 2009 Results

May 6, 2009
cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America, as well as the current macroeconomic downturn and the impact of the current conditions of the global credit markets and its effect on construction activity and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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H&E Equipment Services Reports First Quarter 2009 Results

May 6, 2009
H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
Equipment rentals	$55,484	$71,211
New equipment sales	64,057	76,353
Used equipment sales	16,093	41,411
Parts sales	26,023	28,914
Service revenues	15,457	16,588
Other	9,082	11,289

Total revenues	186,196	245,766

Cost of revenues:
Rental depreciation	23,785	26,428
Rental expense	11,330	11,816
New equipment sales	55,315	65,546
Used equipment sales	12,688	30,919
Parts sales	18,522	20,266
Service revenues	5,703	6,141
Other	8,573	11,926

Total cost of revenues	135,916	173,042

Gross profit	50,280	72,724

Selling, general, and administrative expenses	39,147	46,684
Gain (loss) on sales of property and equipment, net	(18)	139

Income from operations	11,115	26,179

Interest expense	(8,181)	(10,167)
Other income, net	215	216

Income before provision for income taxes	3,149	16,228

Provision for income taxes	971	6,019

Net income	$2,178	$10,209

EARNINGS PER SHARE
Basic — Earnings per share	$0.06	$0.28

Basic — Weighted average number of common shares outstanding	34,581	36,684

Diluted — Earnings per share	$0.06	$0.28

Diluted — Weighted average number of common shares outstanding	34,597	36,684

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H&E Equipment Services Reports First Quarter 2009 Results

May 6, 2009
H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	March 31,	December 31,
	2009	2008
Cash	$10,836	$11,266
Rental equipment, net	526,230	554,457
Total assets	905,256	966,634

Total debt (1)	322,159	330,584
Total liabilities	612,678	676,427
Stockholders’ equity	292,578	290,207
Total liabilities and stockholders’ equity	$905,256	$966,634

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, capital lease obligation and notes payable obligations.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended
	March 31,
	2009	2008
Net income	$2,178	$10,209
Interest expense	8,181	10,167
Provision for income taxes	971	6,019
Depreciation	26,580	29,249
Amortization of intangibles	148	713

EBITDA	$38,058	$56,357

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